EXHIBIT 10.04
Summary of Directors’ Compensation
Under Singapore law, the Company may only provide cash compensation to its non-employee directors for services rendered in their capacity as directors with the prior approval from its shareholders at a general meeting. At the 2007 Annual General Meeting, the Company’s shareholders approved the following cash compensation arrangements for the non-employee directors of the Company: (i) annual cash compensation of $60,000, payable quarterly in arrears, for services rendered as a director; (ii) additional annual cash compensation of $50,000, payable quarterly in arrears to the Chairman of the Audit Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee; (iii) additional annual cash compensation of $15,000, payable quarterly in arrears to each other non-employee director who serves on the Audit Committee for his or her participation on the Audit Committee; (iv) additional annual cash compensation of $25,000, payable quarterly in arrears to the Chairman of the Compensation Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Compensation Committee and for his or her participation on the Compensation Committee; (v) additional annual cash compensation of $10,000, payable quarterly in arrears to the Chairman of the Nominating and Corporate Governance Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Nominating and Corporate Governance Committee and for his or her participation on the Nominating and Corporate Governance Committee; and (vi) additional annual cash compensation of $5,000, payable quarterly in arrears for participation on any standing committee (other than the Audit Committee) of the Board of Directors.
The standing committees of the Board of Directors of the Company are currently the Audit, Compensation, and Nominating and Corporate Governance Committees.